Exhibit (a)(1)(A)

DCB FINANCIAL CORP

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

YOUR RIGHT TO ELECT TO EXCHANGE YOUR OPTIONS AND YOUR RIGHT

TO WITHDRAW SUCH ELECTION EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME,

ON DECEMBER 23, 2014, UNLESS EXTENDED

We are offering our full-time and part-time employees, the full-time and part-time employees of our subsidiaries, and our non-employee directors the opportunity to exchange their outstanding stock options for shares of restricted stock on the terms described herein. All stock options outstanding under our 2004 Long-Term Stock Incentive Plan that are held by our full-time and part-time employees or our subsidiaries’ full-time and part-time employees and our non-employee directors are eligible for exchange (the “eligible options”). If you accept this offer, you will receive a reduced number of shares of restricted common stock (the “restricted stock”) to be granted under our 2014 Restricted Stock Plan in exchange for the surrender of your options.

If you wish to exchange options, you do not need to surrender all of your eligible options; however, you do need to surrender all unexercised option shares under any eligible option grant that you choose to surrender. You will not be entitled to any restricted stock unless you are employed by us or one of our subsidiaries or you are a non-employee director on the date this offer expires. Unless this offer is extended, the issuance of the restricted stock will be effective December 23, 2014.

We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

IMPORTANT

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange. We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your outstanding stock options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS. YOU SHOULD CAREFULLY REVIEW THIS OFFER TO EXCHANGE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS. ALL REFERENCES TO TAXATION CONSEQUENCES ARE FOR GUIDANCE ONLY. WE RECOMMEND THAT YOU CONSULT WITH YOUR LEGAL, FINANCIAL AND TAX ADVISORS IN CONSIDERING WHETHER TO PARTICIPATE IN THIS OFFER.

To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the accompanying election form, properly complete, sign and deliver the election form to J. Daniel Mohr, Executive Vice President and Chief Financial Officer of DCB Financial Corp, by email at dmohr@dcb-t.com, by fax at (740) 657-7511, by hand delivery, or by mail at 110 Riverbend Avenue, Lewis Center, Ohio 43035. We must receive your properly completed election form before 5:00 p.m., Eastern Standard Time, on December 23, 2014. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

Subject to our rights to extend, terminate and amend this offer, we will accept promptly after the expiration of this offer all properly surrendered eligible options that are not validly withdrawn and will notify you of our acceptance promptly following the date the offer expires. Upon our acceptance of the eligible options you surrender for exchange, the surrendered options will be canceled and you will no longer have any right to purchase our common stock under those options.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

THE OFFER		6
1.	NUMBER OF OPTIONS; EXPIRATION DATE	6
2.	PURPOSE OF THIS OFFER	8
3.	PROCEDURES FOR SURRENDERING OPTIONS	9
4.	CHANGE IN ELECTION	9
5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK	10
6.	CONDITIONS OF THIS OFFER	10
7.	PRICE RANGE OF COMMON STOCK	11
8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK	12
9.	INFORMATION ABOUT DCB FINANCIAL CORP; SUMMARY FINANCIAL INFORMATION; RISK FACTORS	13
10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS	17
11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER	18
12.	LEGAL MATTERS; REGULATORY APPROVALS	18
13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	19
14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT	21
15.	FEES AND EXPENSES	21
16.	ADDITIONAL INFORMATION	21
17.	MISCELLANEOUS	22
18.	FORWARD LOOKING STATEMENTS	22

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q.1.	What options are covered by this offer?

We are offering you the opportunity to exchange all outstanding stock options granted to you under our 2004 Long-Term Stock Incentive Plan. (See Section 1)

Q.2.	What consideration will I receive in exchange for the surrender of eligible options?

If we accept your tender of the options, you will receive a certain number of shares of restricted stock based upon the applicable exchange ratio. We have established eight exchange ratios for eligible options depending on their exercise prices. The following table sets forth the eight exchange ratios and the exercise prices applicable to each exchange ratio. (See Section 1)

Exercise Price of Eligible Options Surrendered	Exchange Ratio: Shares of Restricted Stock per Eligible Option

$3.50	0.672
$4.50	0.579
$5.40	0.506
$9.00	0.302
$16.90	0.113
$23.00	0.060
$25.40	0.047
$30.70	0.029

Q.3.        How did the Company determine the amount of consideration I will receive in exchange for the surrender of my eligible options?

We used the Black-Scholes option-pricing model to determine the approximate value of the eligible options. The Black-Scholes option-pricing model relies on various assumptions, including the expected remaining term of the options, the volatility of our common stock, the risk-free rate of interest, expected dividends, the option exercise price and the price of our common shares. We valued our options as of September 30, 2014 (which is also the most recent measurement date for financial reporting purposes) for purposes of calculating the exchange ratio. To determine the approximate value of the shares of our restricted stock that we are offering per eligible option, we used the average closing price of our common stock over the twelve-month period ending on November 13, 2014. Based on these valuations, we calculated the exchange ratios that we are offering by dividing the value of our applicable options by the value of our restricted stock. (See Section 1)

Q.4.	What is restricted stock?

Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you become a holder of actual shares of our common stock. These shares are considered “restricted” because they are subject to forfeiture until the restrictions lapse and are subject to certain restrictions on transfer. The forfeiture provisions and the transfer restrictions will be set forth in a restricted stock award notice entered into by you and us, the form of which has been provided to you as an exhibit to this offer. You may transfer or sell your shares only in accordance with the terms of your restricted stock award notice and subject to applicable securities laws and payment of withholding taxes. (See Section 8)

Q.5.	Why are we making this offer?

There are several reasons why we are making this offer. One reason we are making this offer is to reduce the compensation expense we are required to recognize for our eligible options under liability accounting. Currently, a Black-Scholes model is utilized to estimate the fair value of stock options at the date of grant and subsequent remeasurement dates. Under liability accounting, changes in the fair value of our eligible options between the vesting date and option expiration date are also recognized by us in our Consolidated Statement of Operations. The shares of restricted stock offered in exchange for the eligible options would not be subject to liability accounting and, accordingly, would allow us to better manage our compensation expense recognized in our Consolidated Statement of Operations.

1

We also determined that option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock and the potentially more valuable, though less certain, benefit those holders may realize by retaining their stock options. Unlike stock options, which can lose substantially all of their value if the price of our common shares declines, shares of restricted stock will retain some of their value even if the price our common shares decreases. Also, unlike stock options, where the option holder must pay an exercise price when they exercise their options, shares of restricted stock have no exercise price that must be paid when they are sold. (See Section 2)

Additionally, some of our outstanding eligible options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common shares. We believe that these significantly “out of the money” options may be unlikely to be exercised in the near future and are therefore not providing the incentives intended for our employees and non-employee directors. By making this offer, we believe we will be able to improve employee morale by realigning our compensation programs to more closely reflect the current market and economic conditions. The resulting reduction in outstanding stock options will allow us to continue to provide incentive programs while also reducing the potential overall dilution to our shareholders.

Q.6.	Are there conditions to this offer?

This offer is subject to a number of conditions with regard to events that could occur before the expiration of this offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common shares or an acquisition proposal for us. These and various other conditions are more fully described in Section 6. If we terminate this offer prior to accepting and canceling your surrendered eligible options, your options will remain outstanding until they expire by their own terms and will retain their current exercise price and their current vesting schedule. This offer is still valid no matter how many or how few eligible option holders participate and no matter how many or how few eligible options are surrendered for exchange. (See Section 6)

Q.7.	Are there any eligibility requirements I must satisfy in order to receive the restricted stock?

You must be a full-time or part-time employee of DCB Financial Corp or of one of our subsidiaries or one of our non-employee directors on the date this offer expires.

Participation in the offer does not confer upon you the right to remain in the employment or other service of DCB Financial Corp or any of its subsidiaries. (See Section 5)

Q.8.	Do I have to make any payment for the restricted stock and what will I receive for the payment and the exchange for the options I surrender for exchange?

In exchange for your surrendered eligible options, you will receive shares of restricted stock issued under our 2014 Restricted Stock Plan based upon the exchange ratios for the applicable exercise price range of your surrendered eligible options. You will not be required to pay cash for the shares of restricted stock you receive. Your receipt of the shares of restricted stock should not be treated as taxable compensation income to you at the time of issuance, unless you timely file a Section 83(b) election with the Internal Revenue Service with respect to the shares, as discussed below. Nevertheless, there are tax consequences upon the vesting of shares of restricted stock. You should consult with your own tax advisor to determine the tax consequences of this offer. (See Section 13)

In the event the conversion of options to restricted stock would result in a fractional share, the number of restricted shares to be issued will be rounded up or down to the nearest whole number.

Q.9.	When will I receive my restricted stock?

Unless this offer is extended, the grant of the restricted stock will be effective December 23, 2014, the date this offer expires. We expect to distribute the restricted stock award notices promptly after we accept eligible options surrendered for exchange. Your award of restricted stock will be evidenced by a restricted stock award notice between you and us in the form accompanying this offer, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in the custody of our Corporate Secretary. As the shares vest, assuming you have signed the required restricted stock award notice and all of the necessary related documents, they will be deposited into your brokerage account at a DCB Financial Corp-designated broker, subject to payment of applicable withholding taxes. (See Question 17 and Section 5)

2

Q.10.	When will the shares of restricted stock vest?

The shares of restricted stock will vest over five years, with 20% of the shares vesting annually on the anniversary of the grant date, which we expect to be December 23, 2014, unless the offer is extended. Therefore, assuming that you continue to meet the requirements for vesting specified in the restricted stock award notice, your restricted stock will vest as follows (See Section 8):

Date	Vested %	Total Vested

December 23, 2015	20% of your restricted stock vests	20%

December 23, 2016	20% of your restricted stock vests	40%

December 23, 2017	20% of your restricted stock vests	60%

December 23, 2018	20% of your restricted stock vests	80%

December 23, 2019	20% of your restricted stock vests	100%

Q.11.	Some of my options are already vested. Why is the company requiring a new five-year vesting period for the restricted stock?

Two of the principal purposes of our equity incentive programs are to align the interests of our employees and directors with those of our shareholders and to retain the services of employees of DCB and its subsidiaries. We believe that a five-year vesting period adequately allows us to further these objectives. You should carefully consider the risks of exchanging vested stock options for unvested shares of restricted stock. As noted above, your participation in this exchange offer is optional, and you may elect not to participate and retain your options. (See Section 2)

Q.12.	What happens if I leave the company before my stock vests?

Pursuant to the terms of the restricted stock award notice between you and us, the shares of restricted stock that have not vested would be forfeited with no action on the part of you or us. (See Section 8)

Q.13.	What happens to my unvested restricted stock if I die before my stock vests?

Pursuant to the terms of the restricted stock plan and the restricted stock award notice between you and us, any shares of restricted stock held by you at the time of your death will be deemed to be 100% vested. (See Section 8)

Q.14.	What happens to my unvested restricted stock if my employment is terminated due to my disability before my stock vests?

Pursuant to the terms of the restricted stock plan and the restricted stock award notice between you and us, any shares of restricted stock held by you at the time of your termination due to your disability will be deemed to be 100% vested. (See Section 8)

Q.15.	What are the other restrictions on the restricted stock?

The restrictions on the restricted stock you will receive in this exchange will be set forth in a restricted stock award notice between you and us. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until the restricted stock vests, it will be held in the custody of our Corporate Secretary. (See Section 8)

3

Q.16.	Will I receive a stock certificate representing the restricted stock?

Your award of restricted stock will be evidenced by the restricted stock award notice between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in the custody of our Corporate Secretary. On each vesting date, if you are still employed by us, or if you are still a non-employee director, as the case may be, and have signed the restricted stock award notice and related documents and have opened your brokerage account at the DCB Financial Corp-designated broker, the number of shares of common stock corresponding to 20% of your original award of restricted stock will be electronically deposited into your brokerage account, subject to payment of applicable withholding taxes. (See Question 21)

Q.17.	Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

Once the restricted stock is issued, you will be treated as a shareholder. You will have dividend, voting and other shareholder rights (subject to our transfer restrictions and forfeiture provisions discussed above) with respect to all shares of restricted stock that you receive in this offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all shareholder notices and other materials distributed to our shareholders. (See Section 8)

Q.18.	Will the restricted stock ever expire?

Shares of restricted stock do not need to be “exercised” after they vest. Accordingly, unlike options, the restricted stock does not expire. As a result, the stock will be yours to hold, and, after it vests, you are free to transfer or sell it, subject to applicable securities laws, payment of applicable withholding taxes and the terms of your restricted stock award notice. (See Section 8)

Q.19.	Are there any material U.S. federal tax considerations that will arise from participating in this offer?

The following discussion in Questions 19, 20, and 21 is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options for restricted stock under the offer. (See Section 13)

For United States federal income tax purposes, the exchange of your eligible options for restricted stock should be treated as a non-taxable event, and you should not be required to recognize income as a result thereof.

Unless you make a timely and valid election under Section 83(b) of the Internal Revenue Code of 1986 (which we refer to herein as the Code), as described below, your receipt of the shares of restricted stock under the offer should not result in immediate compensation income to you. You will, however, have compensation income equal to the fair market value of the stock which vests on each vesting date, based on the fair market value of the stock on such dates, ignoring for valuation purposes any restrictions other than restrictions which never lapse. When you sell such stock, you will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. The type of capital gain or loss is described below.

If you make a timely and valid election under Section 83(b) of the Code, with respect to your restricted stock, you will have compensation income on the date of issuance equal to the fair market value of that stock on the date of issuance, ignoring for valuation purposes any restrictions other than restrictions which never lapse. To be timely, a Section 83(b) election must be filed with the Internal Revenue Service within 30 days of the issuance of the restricted stock, with another copy attached to your timely filed (including extensions) federal income tax return. When you sell your shares of restricted stock, you will have capital gain or loss equal to the difference between the sales proceeds and the fair market value on the date of issuance. The type of capital gain or loss is described immediately below.

Any capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term. For this purpose, your holding period begins on the day after the stock is issued if a Section 83(b) election is made, or on the day after the date on which the stock vests if a Section 83(b) election is not made.

If you are an employee, compensation income that you recognize upon the issuance or vesting of the restricted stock will be subject to withholding for income, Medicare and Social Security taxes, as applicable. (See Question 21)

State and local tax consequences may be different for different holders of restricted stock. Holders of options subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the offer for restricted stock. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer.

Q.20.      What are the U.S. federal tax considerations that will arise from keeping my options and not participating in the offer?

Stock options that you do not elect to exchange in the offer generally will not be affected by the offer. The decision to keep your eligible options will not change the tax consequences applicable to your eligible options. So that you are able to compare the tax consequences of restricted stock to those of any of your eligible options, we have included in Section 13 a summary of the material tax consequences generally applicable to stock options under U.S. federal income tax law. (See Section 13)

4

We recommend that you consult with your own tax advisor to determine the tax consequences of continuing to hold the options rather than participating in the offer.

Q.21.      If I participate in the offer, how will withholding taxes be handled when my restricted stock vests?

If you participate in the offer and if you are an employee, we will have an obligation to withhold payroll taxes on any ordinary compensation income taxable to you from the restricted stock. If you make a timely and valid election under Section 83(b) of the Code, you will required to pay us the withholding taxes due on the date of the issuance of the restricted stock. If you do not make a timely and valid election under Section 83(b) of the Code, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares as your restricted stock vests, based on the closing price of our common stock on the last trading day prior to the vesting day. This means that the ordinary income will be reflected on your year-end W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. Until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.

In order to facilitate the payment of this withholding tax obligation, we intend to withhold from the number of shares of our common stock that would otherwise be released to you upon vesting a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you. The number of vested shares of restricted stock we will withhold to satisfy your applicable tax withholding obligations will be based upon the closing price of our common stock, as quoted on the OTC Bulletin Board, on the last business day prior to a vesting date. If for any reason we elect not to satisfy our tax withholding obligations in full or in part through this share withholding procedure, you would be required to pay us by personal check any additional required withholding tax. In addition, you will authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date, or to instruct the DCB Financial Corp-designated broker to sell on your behalf a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

By participating in this exchange and signing the restricted stock award notice, you will authorize us and/or the broker to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, DCB Financial Corp will have the right to make other arrangements to satisfy the withholding obligations. (See Section 13)

The foregoing discussions in Questions, 19, 20, and 21 is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options for restricted stock under the offer. Before accepting the offer, we recommend that you consult your own tax advisor to determine the tax consequences of electing to participate in the offer, including but not limited to the consequences of not participating in the offer and continuing to own the options and whether income taxes in addition to the amounts withheld may be due as a result of participating in the offer.

Q.22.	Can I change my election regarding options that I surrender?

Yes, you may change your election regarding options at any time before the offer expires. In order to change your election, you must deliver a change in election form, which is clearly dated after your original election form, to J. Daniel Mohr, Executive Vice President and Chief Financial Officer of DCB Financial Corp, by email at dmohr@dcb-t.com, by fax at (740) 657-7511, by hand delivery, or by mail at 110 Riverbend Avenue, Lewis Center, Ohio 43035. Once we receive a change in election form submitted by you, your original election form will be disregarded. You may also completely withdraw from participation in the offer by delivering a change in election form, checking the appropriate box which indicates that you do not wish to participate in this offer, to J. Daniel Mohr at any time before the offer expires. (See Section 4)

Q.23.	Will I be required to give up all my rights to the surrendered options?

Yes. Once we have accepted options surrendered by you, those options will be cancelled and you will no longer have any rights thereunder. Subject to our rights to extend, terminate and amend this offer, we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn. (See Section 6)

5

Q.24.	What happens if I elect not to surrender options pursuant to this offer?

If you do not accept this offer, you will keep all of your current options and you will not receive any restricted stock. Options that you do not surrender for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule. (See Section 1)

Q.25.	When does this offer expire? Can this offer be extended, and if so, how will I know if it is extended?

This offer will expire on December 23, 2014, at 5:00 p.m., Eastern Standard Time, unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will give notice of the extension. (See Section 10)

Q.26.	How do I participate in this offer?

To elect to surrender your eligible options for exchange, you need to properly complete the election form and deliver it before 5:00 p.m. Eastern Standard Time on December 23, 2014 to J. Daniel Mohr, Executive Vice President and Chief Financial Officer of DCB Financial Corp, by email at dmohr@dcb-t.com, by fax at (740) 657-7511, by hand delivery, or by mail at 110 Riverbend Avenue, Lewis Center, Ohio 43035. (See Section 3)

If we extend this offer beyond December 23, 2014, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. Subject to our rights to extend, terminate and amend this offer, we will accept for exchange promptly after this offer expires all eligible options that you elect to exchange. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer. (See Section 3)

Q.27.	What will happen if I do not turn in my election form by the deadline?

If you do not turn in your election form by the expiration date of this offer, it will have the same effect as if you rejected this offer. (See Section 1)

Q.28.	Do you recommend that I participate in this offer?

Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal, financial and tax advisors before deciding whether to surrender your eligible options. We are not making a recommendation as to whether or not you should exchange options pursuant to this offer. (See Section 2)

Q.29.	Who can I talk to if I have questions about this offer?

For additional information or assistance, you should contact J. Daniel Mohr, Executive Vice President and Chief Financial Officer at (740) 657-7510 or by email at dmohr@dcb-t.com.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering you the opportunity to exchange eligible stock options held by you for restricted stock. Eligible options are all outstanding options under our 2004 Long-Term Stock Incentive Plan. All of our full-time and part-time employees, the full-time and part-time employees of our subsidiaries, and our non-employee directors are eligible to participate in this offer.

You will only be entitled to receive restricted stock if you both are employed by us or one of our subsidiaries or if you are a non-employee director on the date this offer expires. Unless this offer is extended or terminated, the grant of restricted stock will be effective as of December 23, 2014, the date this offer expires.

If you elect to exchange any eligible option, you must surrender for exchange all unexercised option shares from each surrendered option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3 below.

6

If we accept your tender of your eligible options, you will receive a certain number of shares of restricted stock based upon the applicable exchange ratio. We have established eight exchange ratios for eligible options depending on their exercise prices. We used the Black-Scholes option-pricing model to determine the approximate fair value of the eligible options.

The Black-Scholes option-pricing model relies on various assumptions, including the expected remaining term of the options, the volatility of our common stock, the risk-free rate of interest, expected dividends, the option exercise price and the price of our common shares. We valued our options as of September 30, 2014 (which is also the most recent measurement date for financial reporting purposes) for purposes of calculating the exchange ratio.

In determining the fair value of the options at September 30, 2014, we utilized a Black-Scholes option-pricing model with a risk-free interest rate that corresponds to the expected remaining life of each eligible option, an expected dividend yield of 0%, an expected common share price volatility of 30%, and an expected life of 8 years from the grant date.

To determine the approximate value of the shares of restricted stock that we are offering per eligible option, we used the average closing price of our common stock over the twelve-month period ending on November 13, 2014. Based on these valuations, we calculated the exchange ratios that we are offering by dividing the value of our applicable options by the value of our restricted stock.

The following table sets forth the eight exchange ratios for eligible options and the exercise prices applicable to each exchange ratio.

Exercise Price of Eligible Options Surrendered	Exchange Ratio: Shares of Restricted Stock per Eligible Option

$3.50	0.672
$4.50	0.579
$5.40	0.506
$9.00	0.302
$16.90	0.113
$23.00	0.060
$25.40	0.047
$30.70	0.029

As further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock. All shares of restricted stock will be issued under our 2014 Restricted Stock Plan, and pursuant to a restricted stock award notice between you and us.

In the event the exchange of options to restricted stock in accordance with the exchange ratio would result in a fractional share, the number of restricted shares to be issued will be rounded up or down to the nearest whole number.

Upon the date of issuance, none of your shares of restricted stock will be vested. The shares of restricted stock will vest in equal annual amounts over a period of five years from the date of issuance.

The term “expiration date” means 5:00 p.m., Eastern Standard Time, on December 23, 2014, unless we extend the period of time during which this offer will remain open, in which case the term “expiration date” will refer to the latest time and date at which this offer expires. If you do not turn in your election form by the expiration date of this offer, it will have the same effect as if you rejected this offer.

We will notify you if we decide to increase or decrease what we will give you in exchange for your options. If this offer is scheduled to expire within ten business days from the date we give notice of such an increase or decrease, we will also extend this offer for a period of ten business days after the date of such notice of an increase or decrease.

A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

7

If you do not accept this offer, you will keep all of your current options and you will not receive any restricted stock. Options that you do not surrender for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

2.	PURPOSE OF THIS OFFER.

There are several reasons why we are making this offer. One reason we are making this offer is to reduce the compensation expense we are required to recognize for our eligible options under liability accounting. Currently, a Black-Scholes model is utilized to estimate the fair value of stock options at the date of grant and subsequent remeasurement dates. Under liability accounting, changes in the fair value of our eligible options between the vesting date and option expiration date are also recognized by us in our Consolidated Statement of Operations. The shares of restricted stock offered in exchange for the eligible options would not be subject to liability accounting and, accordingly, would allow us to better manage our compensation expense recognized in our Consolidated Statement of Operations.

We also determined that option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock and the potentially more valuable, though less certain, benefit those holders may realize by retaining their stock options. Unlike stock options, which can lose substantially all of their value if the price of our common shares declines, shares of restricted stock will retain some of their value even if the price our common shares decreases. Also, unlike stock options, where the option holder must pay an exercise price when they exercise their options, shares of restricted stock have no exercise price that must be paid when they are sold.

Additionally, some of our outstanding eligible options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common shares. We believe that these significantly “out of the money” options may be unlikely to be exercised in the near future and are therefore not providing the incentives intended for our employees and non-employee directors. By making this offer, we believe we will be able to improve employee morale by realigning our compensation programs to more closely reflect the current market and economic conditions. The resulting reduction in outstanding stock options will allow us to continue to provide incentive programs while also reducing the potential overall dilution to our shareholders.

Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission, or SEC, we presently have no plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any subsidiary’s assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any of the executive officers’ material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation on the OTC Bulletin Board;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, which we refer to herein as the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock incentive plans; or

•	any change to our articles of incorporation or code of regulations, or any actions which may make it more difficult for any person to acquire control of us, except that our board of directors intends to thoroughly review our code of regulations and adopt amendments as it deems appropriate, subject to the limitations set forth in our code of regulations, including updating our code of regulations into a more contemporary form to conform with applicable rules, law and practices.

8

Neither we nor our board of directors make any recommendation as to whether or not you should exchange your eligible options granted to you, nor have we authorized anyone to make such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the related materials we have delivered to you and to consult your own legal, investment and tax advisors. You must make your own decision whether or not to request that we exchange your eligible options.

3.	PROCEDURES FOR SURRENDERING OPTIONS.

Election Not to Participate in this Offer. Even if you do not wish to participate in this offer, we request that you properly complete the election form by checking the appropriate box indicating such decision and delivering the election form by hand delivery, mail, email or fax to J. Daniel Mohr as set forth below. You will be able to change your election at any time prior to the expiration of the offer by following the procedures set forth in Section 5 below.

Election to Participate in this Offer. To exchange some or all of your eligible options, you must properly complete the election form and deliver the election form, along with any other required documents, to J. Daniel Mohr, Executive Vice President and Chief Financial Officer of DCB Financial Corp, by email at dmohr@dcb-t.com, by fax at (740) 657-7511, by hand delivery, or by mail at 110 Riverbend Avenue, Lewis Center, Ohio 43035. We must receive all of the required documents no later than 5:00 p.m. Eastern Standard Time on the expiration date. The expiration date is December 23, 2014, unless we extend the period of time during which this offer will remain open. If you miss this deadline, you will not be permitted to participate in this offer. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. In the event that we do extend this offer beyond December 23, 2014, then you must deliver a properly completed election form and the other required documentation before the extended expiration date.

The method of delivery of all documents, including election forms and any change in election forms changing your election from “accept” to “reject” or “reject” to “accept” and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to waive with respect to all option holders any of the conditions of this offer or any defects or irregularities. We cannot make any such waiver for any one person or group of people.

Our Acceptance Constitutes an Agreement. By electing to exchange your eligible options under this offer, you accept the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. Subject to our rights to extend, terminate and amend this offer, we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.

If we do not receive any response from you, you will be deemed to have elected not to participate in the exchange offer.

4.	CHANGE IN ELECTION.

You may change your election to exchange your options by following the procedures described in this section. You may not elect to exchange partial option grants. If you exchange some or all of your eligible options and you later want to change your request, you must do so with respect to all eligible option shares of a particular grant. Similarly, if you choose not to elect to exchange any of your options and you later want to change your request, you must do so with respect to all eligible option shares of a particular grant.

To change your election, you must deliver a change in election form to J. Daniel Mohr, Executive Vice President and Chief Financial Officer of DCB Financial Corp, by email at dmohr@dcb-t.com, by fax at (740) 657-7511, by hand delivery, or by mail at 110 Riverbend Avenue, Lewis Center, Ohio 43035. The change in election form must be clearly dated after your original election form.

9

Change from Not Participating to Participating in this Offer. If you are changing your request in order to accept the offer, the change in election form must include the information regarding the eligible options you wish to request that we exchange. Once we receive your change in form, your original election form will be disregarded.

Change from Participating to Not Participating in this Offer. You may completely withdraw from participation in the offer by delivering a change in election form with the appropriate box marked indicating such decision to J. Daniel Mohr as set forth above. The change in election form must be clearly dated after your original election form and any subsequent change in election forms.

Change in Participation Amount. If you are changing which option grants you wish to exchange, you must fill out a change in election form including all eligible options you wish to request that we exchange and not just the new or revised selected eligible option grants. Once we receive your change in election form, your original election form will be disregarded.

You may submit your change in election form at any time before 5:00 p.m., Eastern Standard Time, on December 23, 2014. If we extend this offer beyond that time, you may submit your change in election form at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to December 23, 2014, you may withdraw your tendered options by submitting a change in election form with the appropriate box checked at any time after such date.

Neither we nor any other person is obligated to inform you of any defects or irregularities in any election form that you may submit, and no one will be liable for failing to inform you of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of election forms. Our determinations of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK.

Subject to our rights to extend, terminate and amend this offer, we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not withdrawn and we will give notice of our acceptance promptly after the expiration of this offer.

For purposes of this offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide mail or email or by issuance of a press release.

Promptly after we accept options surrendered for exchange, we will send each tendering option holder a new restricted stock award notice. The effective issue date for the shares of restricted stock will be December 23, 2014, the date this offer expires, unless this offer is extended.

If, for any reason, on the date this offer expires, you are not a full-time or part-time employee or non-employee director of DCB Financial Corp, or a full-time or part-time employee of one of our subsidiaries, you will not be eligible to participate in this offer.

6.	CONDITIONS OF THIS OFFER.

We may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

(a)          any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of the restricted stock, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair our ability to create better performance incentives for our employees through this offer;

(b)          any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)          make it illegal for us to accept some or all of the surrendered options or to issue some or all of the shares of restricted stock or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

10

(ii)          delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue some or all of the shares of restricted stock for some or all of the surrendered options;

(iii)          materially impair our ability to create better performance incentives for our employees or retention incentives for our non-employee directors through this offer; or

(iv)          materially and adversely affect our business, condition (financial or other) income, operations or prospects;

(c)          there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(d)          the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(e)          there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record an additional compensation expense against our earnings in connection with this offer for financial reporting purposes;

(f)          another person publicly makes or proposes a tender or exchange offer for some or all of our common shares, or an offer to merge with or acquire us, or we learn that:

(i)          any person, entity or “group”, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group is formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

(ii)          any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

(iii)          any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities;

(g)          any change or changes occurs in our business, condition, financial or other, assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us; or

(h)          any prohibition from granting shares of restricted stock to you by applicable law or regulation (such prohibitions could result from changes in the rules, regulations or policies of the SEC.

The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all of our employees, our subsidiaries’ employees and our non-employee directors eligible to participate in this offer.

7.	PRICE RANGE OF COMMON STOCK.

Our common stock is quoted on the OTC Bulletin Board under the symbol “DCBF.” The following table shows, for the periods indicated, the high and low sales prices per share of our common shares.

11

	High	Low

First Quarter 2012	$5.00	$2.64
Second Quarter 2012	5.50	4.55
Third Quarter 2012	5.25	4.50
Fourth Quarter 2012	5.50	3.99
First Quarter 2013	5.50	4.60
Second Quarter 2013	5.60	5.00
Third Quarter 2013	5.60	5.17
Fourth Quarter 2013	6.24	5.35
First Quarter 2014	6.65	5.98
Second Quarter 2014	7.50	6.20
Third Quarter 2014	7.77	7.27
Fourth Quarter 2014 (through November 24, 2014)	7.50	7.06

On November 24, 2014, the closing price of our common shares as reported by the OTC Bulletin Board was $7.25 per share.

We recommend that you obtain current market quotations for our common shares before deciding whether to surrender any of your eligible options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

Consideration. If we accept your tender of the options, you will receive a certain number of shares of restricted stock based upon the applicable exchange ratio. We have established eight exchange ratios for eligible options depending on their exercise prices. The following table sets forth the eight exchange ratios and the exercise prices applicable to each exchange ratio.

Exercise Price of Eligible Options Surrendered	Exchange Ratio: Shares of Restricted Stock per Eligible Option

$3.50	0.672
$4.50	0.579
$5.40	0.506
$9.00	0.302
$16.90	0.113
$23.00	0.060
$25.40	0.047
$30.70	0.029

The total number of shares of restricted stock an option holder will receive with respect to a surrendered eligible option will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered eligible option and rounding to the nearest whole share. For example, if an option holder holds an eligible option to purchase 1,000 common shares at an exercise price of $4.50 per share, he or she would be entitled to exchange that option for 579 shares of restricted stock (i.e., after applying the applicable 0.579 to 1.00 exchange ratio set forth in the table above).

As of November 13, 2014, there were issued and outstanding options to purchase approximately 190,104 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant a total of approximately 85,682 shares of restricted stock. Assuming all of these shares of restricted stock are issued, the restricted stock issued would equal approximately 1.2% of our total common shares outstanding as of November 13, 2014.

Terms of Restricted Stock. The restricted stock will be issued pursuant to our 2014 Restricted Stock Plan, and will be subject to all of the terms and conditions of such plan. Our statements concerning our 2014 Restricted Stock Plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 2014 Restricted Stock Plan and the restricted stock award notice between you and us. Our 2014 Restricted Stock Plan and the form of the new restricted stock award notice under each plan are each exhibits to the Schedule TO that was filed with the SEC in connection with this offer (to which this document is also an exhibit). Please contact J. Daniel Mohr at (740) 657-7510 to request copies of our 2014 Restricted Stock Plan and the form of the new restricted stock award notice. We will provide hard copies promptly and at our expense.

12

The shares of restricted stock you receive in exchange for tendered options will be subject to forfeiture until the restrictions lapse and to certain restrictions including prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance.

Vesting. Upon the date of issuance, none of your shares of restricted stock will be vested. The shares of restricted stock will vest over five years, with 20% of the shares vesting annually on the anniversary of the grant date, which we expect to be December 23, 2014, unless the offer is extended. In the event of your death or the termination of your employment due to disability (as defined in our restricted stock plan), any shares of restricted stock held by you at the time of your death or termination due to disability will be deemed to be 100% vested.

Forfeiture of Restricted Stock. If you cease to be employed by us for any reason or no reason, with or without cause, other than death or disability (as defined in our restricted stock plan) the restricted stock award notice requires that all of your unvested shares of restricted stock will be forfeited by you without any action by you or us.

Stock Certificates. Until your restricted stock vests, it will be held in the custody of our Corporate Secretary. You will not receive a stock certificate for the shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock award notice between you and us which you must sign in order to receive any restricted stock. On each vesting date, if you are still employed by us and have signed the restricted stock award notice, the number of shares of common stock vesting will be electronically deposited into your brokerage account at a DCB Financial Corp-designated broker, subject to payment of applicable withholding taxes. You will have dividend, voting and other shareholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock you receive in the offer as of the date we issue the restricted stock to your account. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our shareholders.

Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of shares of restricted stock, as well as the consequences of accepting or rejecting the shares of restricted stock under this Tender Offer.

Registration of Shares of Restricted Stock. All shares of restricted stock issuable in connection with this exchange have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of DCB Financial Corp, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

9.	INFORMATION ABOUT DCB FINANCIAL CORP; SUMMARY FINANCIAL INFORMATION; RISK FACTORS

Our principal corporate office is located at 110 Riverbend Avenue, Lewis Center, Ohio 43035. Our common shares are quoted on the OTC Bulletin Board under the symbol “DCBF.”

See “Additional Information” in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Financial Information: The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014, is incorporated herein by reference and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16.

13

SUMMARY FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial data. The summary financial data as of September 30, 2014 and for the nine-month periods ended September 30, 2014 and 2013 are from unaudited consolidated financial statements incorporated by reference into this Offer to Exchange. The summary financial data as of December 31, 2013 and 2012 and for each of those years ended December 31 is derived from our audited consolidated financial statements incorporated by reference into this Offer to Exchange. The summary balance sheet data as of December 31, 2012 are from audited consolidated financial statements not incorporated by reference in this prospectus. The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements of DCB Financial Corp, and the notes related thereto, incorporated by reference in this Offer to Exchange. Our historical financial information may not be indicative of our results of operations or financial position to be expected in the future.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(In thousands)
Selected Financial Condition Data
Total Assets	$500,343	$506,822	$502,419	$506,492
Loans (including loans held-for-sale)	369,641	358,290	363,854	317,504
Allowance for credit losses	4,176	6,471	6,724	6,881
Securities available for sale	74,683	81,071	79,948	87,197
Securities held to maturity	—	—	—	1,149
Deposits (including deposits held-for-sale)	445,534	451,065	449,430	448,290
Borrowings	4,816	5,140	4,838	7,498
Shareholders’ equity	$46,687	$48,479	$45,264	$48,389

Selected Operating Data
	(In thousands, except share and per share data)
Interest income	$12,845	$12,707	$17,079	$18,848
Interest expense	921	1,449	1,818	3,238
Net interest income	11,924	11,258	15,261	15,610
Provision for loan losses	—	(890)	2,417	495
Net interest income after provision for loan losses	11,924	12,148	12,844	15,115
Non-interest income	3,327	3,851	4,967	5,024
Total operating income	15,251	15,999	17,811	20,139
Non-interest expense	15,045	16,126	21,040	19,606
Income (loss) before taxes	206	(127)	(3,229)	533
Income tax benefit	—	(298)	(298)	(69)
Net income (loss)	$206	$171	$(2,931)	$602

Stock and Per Share Data
Basic earnings (loss) per common share	$0.03	$0.02	$(0.41)	$0.15
Diluted earnings (loss) per common share	$0.03	$0.02	$(0.41)	$0.15
Basic weighted average common shares outstanding	7,192,350	7,192,350	7,192,350	3,902,196
Diluted weighted average common shares outstanding	7,242,431	7,226,370	7,192,350	3,919,080
Cash dividends declared	$0.00	$0.00	$0.00	$0.00
Basic book value per share	$6.49	$6.74	$6.29	$6.73

14

	Nine Months Ended
	September 30,		Year Ended December 31,
	2014	2013	2013	2012
Selected Financial and Other Data
Return on average assets	0.05%	0.05%	(0.58)%	0.12%
Return on average equity	0.60%	0.47%	(6.01)%	1.67%
Non-interest income to total income (1)	22.2%	24.6%	23.9%	23.9%
Efficiency ratio (2)	98.1%	107.8%	104.9%	95.5%

Rate/Yield Information
Yield on interest earning assets	3.71%	3.70%	3.68%	4.06%
Cost of interest bearing liabilities	0.42%	0.54%	0.51%	0.85%
Net interest margin (3)	3.45%	3.28%	3.28%	3.35%

Asset Quality and Equity Ratios
	(Dollars in thousands)
Nonperforming loans (including TDRs(4))	$12,843	$19,543	$19,692	$25,411
Nonperforming assets (including TDRs)	14,058	21,925	21,887	31,200
Nonperforming loans to total loans	3.47%	5.45%	5.41%	8.00%
Nonperforming assets to total assets	2.81%	4.33%	4.36%	6.16%
Allowance for loan losses to total loans held for investment	1.13%	1.81%	1.85%	2.17%
Net charge-offs to average loans annualized	0.91%	(0.19)%	0.18%	0.97%
Total common shareholders’ equity to total assets	9.33%	9.57%	9.01%	9.55%

Regulatory Ratios
Consolidated
Tier 1 (core) capital	9.19%	9.67%	9.00%	9.79%
Tier 1 risk-based capital	12.78%	13.44%	12.56%	12.25%
Total risk-based capital	13.94%	14.70%	13.82%	13.46%

Bank
Tier 1 (core) capital	8.96%	9.44%	8.77%	7.93%
Tier 1 risk-based capital	12.42%	13.12%	12.24%	9.82%
Total risk-based capital	13.57%	14.38%	13.50%	11.02%

(1)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted).
(2)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted).
(3)	Net interest income divided by average earning assets.
(4)	Troubled debt restructurings that are in compliance with their modified terms and accruing interest.

15

RISK FACTORS

Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on April 15, 2014, highlight the material risks of participating in this offer and investing in our common shares. Eligible participants should carefully consider these risks and are encouraged to speak with legal, financial or tax advisors as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks that may apply to you before deciding whether to exchange your options in this offer.

You may lose the potential benefit of fully vested options or a shorter vesting period of the options that you surrender for exchange in this offer.

If you elect to surrender your eligible options, you will receive restricted stock with a new five year vesting schedule that will be longer than the remaining vesting period of all of your eligible options (including eligible options that may be fully vested) and, therefore, you will lose the benefit of full vesting or a shorter vesting period. Your unvested shares of restricted stock you receive in this offer will be subject to forfeiture in certain circumstances. In such cases, your unvested restricted stock will not continue to vest and will be forfeited without any action by you or us and your options that you surrendered for exchange with a shorter vesting period may have been vested by such time.

If our stock price increases significantly after the date you surrender any existing “out of the money” eligible options, your surrendered “out of the money” eligible options might have been worth more than the restricted stock that you receive in exchange for them.

If you surrender eligible options for restricted stock, you will receive a number of shares of restricted stock based upon the exchange ratio described in this Offer to Exchange. If the price of our common stock should increase significantly after the exchange such that it is above the exercise price of any surrendered options, the surrendered “out of the money” options might have been worth more than the smaller number of shares of restricted stock that you receive in exchange for them. Among the factors that could cause our common stock price to increase or decrease are:

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

You may incur tax liability in connection with receiving your restricted stock but never recognize any benefit from your restricted stock, or incur tax liability in excess of the amount you receive upon sale of your restricted stock.

If you do not make a timely and valid election under Section 83(b) of the Internal Revenue Code, then upon the vesting of your restricted stock, you will be required to recognize income in an amount equal to the fair market value of the restricted stock on such vesting date. If the fair market value of our common stock decreases after the vesting date and your shares of restricted stock are subsequently sold, you may receive an amount from the sale of your restricted stock that is less than your tax liability.

If you make a timely and valid Section 83(b) election, you will be required to recognize taxable income at the time you receive your restricted stock in an amount equal to the fair market value of the restricted stock you receive at the time of grant.

16

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

The table below sets forth the number and percentage of common shares and eligible options owned by the directors and named executive officers of the Company, and the directors and executive officers of the Company as a group, each as of November 13, 2014. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o DCB Financial Corp, 110 Riverbend Avenue, Lewis Center, OH 43035.

Each of the persons named in the following table possesses sole voting and investment power, except as otherwise shown in the footnotes to the following table.

	Beneficial Ownership of Common Shares			Eligible Options
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent Outstanding(10)	Amount	Percent of Eligible Options
Bart Johnson	36,374	(2)	*	2,540	1.33%
Dr. Gerald L. Kremer	14,295		*	2,540	1.33%
Vicki J. Lewis	55,192	(3)	*	4,645	2.43%
Tomislav Mitevski	554,978	(4)	7.72%	0	0%
Edward Powers	42,250		*	4,645	2.43%
Michael A. Priest	528,412	(5)	7.35%	0	0%
Ronald J. Seiffert	111,970	(6)	1.56%	18,889	9.87%
Mark Shipps	41,271		*	2,540	1.33%
Adam Stevenson	21,651	(7)	*	4,645	2.43%
Donald J. Wolf	35,199	(8)	*	4,645	2.43%
Jerome J. Harmeyer	203,524	(9)	2.83%	0	0%
Charles O. Moore	17,705		*	3,556	1.86%
Daniel M. Roberts	6,227		*	3,667	1.92%

All directors and executive officers as a group (15 in number)	1,681,403		23.38%	55,645	29.08%

*Ownership is less than 1%

(1)	Includes the following number of common shares that may be acquired upon the exercise of outstanding options: Mr. Johnson – 1,588; Dr. Kremer – 1,588; Ms. Lewis – 3,693; Mr. Powers – 3,693; Mr. Seiffert – 4,778; Mr. Shipps – 1,588; Mr. Stevenson – 3,693; Mr. Wolf – 3,693; Mr. Moore – 1,422; Mr. Roberts – 1,467; and directors and executive officers as a group – 28,536.
(2)	Includes 398 shares owned by children.
(3)	Includes 15,700 shares owned by spouse.
(4)	Includes 526,316 shares owned by DGD Group, Inc., for which Mr. Mitevski is the Executive Vice President.
(5)	Includes 526,316 shares owned by JMAC, Inc., for which Mr. Priest is the President and Director.
(6)	Includes 1,805 shares owned by children.
(7)	Includes 14,718 shares owned jointly with spouse.
(8)	Includes 1,141 shares owned by spouse.
(9)	Includes 82,679 shares held in trust and 59,710 owned by spouse.
(10)	Based on 7,192,350 common shares outstanding on November 13, 2014.

All of our full-time and part-time employees and non-employee directors, and our subsidiaries’ full-time and part-time employees, are eligible to participate in this offer. As of November 13, 2014, our directors and executive officers as a group beneficially owned 1,681,403 of our common shares, which represents 23.38% of our outstanding common shares, and beneficially owned eligible options to purchase 55,645 of our common shares, which represents 29.08% of the eligible options. Our directors and executive officers intend to exchange their eligible options for shares of our restricted stock in this offering.

There have been no agreements, arrangements or understandings between us and any other person involving our options or our common shares during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer.

17

The following tables sets forth the transactions of our directors and executive officers involving our common shares and eligible options during the sixty (60) days prior to and including November 25, 2014:

•	On October 1, 2014, Michael A. Priest purchased 248 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Tomislav Mitevski purchased 278 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Bart Johnson purchased 288 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Mark Shipps purchased 324 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Adam Stevenson purchased 321 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Dr. Gerald L. Kremer purchased 288 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Edward Powers purchased 360 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Donald J. Wolf purchased 307 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Ronald J. Seiffert purchased 327 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Jerome Harmeyer purchased 298 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

•	On October 1, 2014, Vicki J. Lewis purchased 407 common shares at a price of $7.55 per share. The purchase was effected through the OTC Bulletin Board;

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

Eligible options that are surrendered in connection with this offer will be canceled if accepted for exchange. Assuming all of the eligible options subject to this offer are tendered, we anticipate that we will reduce our deferred compensation liability that we are required to record under liability accounting by approximately $301,000, and increase shareholders equity by the same amount. Additionally, assuming all of the eligible options subject to this offer are tendered, we will incur deferred compensation expense equal to the number of shares of restricted stock that we issue in the offer, multiplied by the closing price of our common stock on the date this offer expires. Assuming that all of the eligible options subject to this offer are tendered, we will issue 85,682 shares of restricted stock and incur deferred compensation expense equal to approximately $621,000 (assuming the closing price of our common stock on the date this offer expires of $7.25, which is the closing price of our common stock as reported on the OTC Bulletin Board on November 13, 2014). The deferred compensation expense will be amortized to expense ratably over the five-year vesting period.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the restricted stock as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

18

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options for restricted stock pursuant to this offer under the federal income tax laws of the United States. This discussion is based on the Code, Treasury Regulations promulgated under the Code, rulings, case law, and other tax laws as of this date, which are subject to change, possibly on a retroactive basis. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares of restricted stock.

We recommend that you consult with your own tax advisor with respect to the tax consequences of participating in this offer, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in this offer. Moreover, if you are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you.

Exchange of Your Eligible Options. For United States federal income tax purposes, the exchange of your eligible options should be treated as a non-taxable event, and you should not be required to recognize income as a result thereof. The receipt of restricted stock under the offer should be treated as an exercise of non-statutory stock options for federal income tax purposes.  As such, income related to receipt of restricted stock generally should not be recognized for federal income tax purposes until the date that the shares of restricted stock vest, except as otherwise provided below.

U.S. Federal Income Tax Consequences of Restricted Stock with no Section 83(b) Election. If you receive restricted stock and you do not make a timely and valid Section 83(b) election, then when the stock vests you will have ordinary compensation income equal to the fair market value of the stock that vests on each vesting date, ignoring for valuation purposes any restrictions other than restrictions which never lapse. When you sell such shares, you will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. The type of capital gain or loss is described below.

For example, if you do not make a timely and valid Section 83(b) election within 30 days of the issuance of restricted stock, then if you were to receive 500 shares of restricted stock at $7.00 per share, vesting in five equal annual installments and if the fair market value were to appreciate to $9.00 on the first vesting date, $10.00 on the second, $12.00 on the third, $12.50 on the fourth, and $13.00 on the fifth, you would recognize $900 of ordinary income on the first vesting date, $1,000 on the second, $1,200 on the third, $1,250 on the fourth, and $1,300 on the fifth.

U.S. Federal Income Tax Consequences of Restricted Stock with a Section 83(b) Election. If you make a timely and valid election under Section 83(b) of the Code with respect to the shares of restricted stock, you will have ordinary compensation income on the date of issuance equal to the fair market value of that stock on the date of issuance, ignoring for valuation purposes any restrictions other than restrictions which never lapse. To be timely, a Section 83(b) election must be filed with the Internal Revenue Service within 30 days of the issuance of the restricted stock. When you sell such stock, you will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of issuance. The type of capital gain or loss is described below.

Forfeiture of Restricted Shares. If any of the restricted stock is subsequently forfeited, i.e., you terminate your employment with DCB Financial Corp before the shares are fully vested, you are not entitled to a deduction for the loss associated with shares forfeited, nor are you entitled to a refund of any taxes paid as a result of having made a Section 83(b) election for those shares.

Stock Options not Exchanged in the Offer. Stock options that you do not elect to exchange in the offer generally will not be affected by the offer. So that you are able to compare the tax consequences of restricted stock to those of any of your eligible options, we have included a summary below under “Tax Consequences to You of Keeping Your Options” as a reminder of the material tax consequences generally applicable to your stock options under U.S. federal income tax law.

Tax Rates. Long-term capital gain generally will be subject to lower tax rates than compensation income and short-term capital gain. Compensation income that employees recognize upon the issuance or vesting of the restricted stock also will be subject to withholding for income, Medicare and Social Security taxes, as applicable. Capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term. For this purpose, your holding period for unvested restricted stock begins on the day after the stock is issued if a Section 83(b) election is made, or on the day after the date on which the stock vests if a Section 83(b) election is not made. Your actual tax rates will depend upon your personal circumstances.

19

Withholding. If you are an employee, at the time you recognize ordinary income (either upon vesting, or if you make an election under Section 83(b) of the Code, upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us the amount of the withholding taxes. Until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.

In order to facilitate the payment of this withholding tax obligation, we intend to withhold from the number of our common shares that would otherwise be released to you upon vesting a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you. If for any reason, we are prevented from satisfying our tax withholding obligations in full or in part through this share withholding procedure, you would be required to pay by personal check any additional required withholding tax. In addition, you will authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date, or to instruct the DCB Financial Corp-designated broker to sell on your behalf a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

By participating in this exchange and signing the restricted stock award notice, you will authorize us and/or the broker to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, DCB Financial Corp will have the right to make other arrangements to satisfy the withholding obligations.

Tax Consequences to Us. Generally, the exchange of outstanding eligible stock options for restricted stock will not result in any tax consequences to us except that we will be entitled to a deduction when you have ordinary compensation income. Any such deduction with respect to ordinary compensation income taxed to employees will be subject to the limitations of Section 162(m) of the Code.

Tax Consequences to You of Keeping Your Incentive Stock Options. You generally will not realize taxable income upon the exercise of your incentive stock options. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, your option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell your option shares acquired upon exercise of your incentive stock options, the tax consequences of your disposition depend upon whether your disposition is qualifying or disqualifying. Your disposition of the option shares will be qualifying if it is made:

•	more than 2 years after the date you were granted the incentive stock option; and

•	more than 1 year after the date you exercised the incentive stock option.

If your disposition of your option shares is qualifying, any excess of the sale price of your option shares over the exercise price of your option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If your disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of your option shares on the date your option was exercised over the stock option price will be taxable as ordinary income to you at the time of the exercise. The tax basis for the option shares purchased is their fair market value on the date of exercise. Any gain or loss that you realize from a later sale of your option shares for an amount in excess of or less than the tax basis of your option shares will be taxed as capital gain or loss, respectively. The character of the gain or loss (short-term or long-term) will depend upon how long you have held the option shares since exercise..

Unless you engage in a disqualifying disposition, we will not be entitled to a deduction with respect to your incentive stock option. If you engage in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

20

Tax Consequences to You of Keeping Your Nonstatutory Stock Options. Generally, if you exercise a nonstatutory stock option, the excess of the fair market value of your option shares on the date your option was exercised over the stock option price will be taxable as ordinary income to you at the time of the exercise. The tax basis for the option shares purchased is their fair market value on the date of exercise. Any gain or loss that you realize from a later sale of your option shares for an amount in excess of or less than the tax basis of your option shares will be taxed as capital gain or loss, respectively. The character of the gain or loss (short-term or long-term) will depend upon how long you have held the option shares since exercise.

We strongly recommend that you consult your own tax advisor with respect to the federal, foreign, state, provincial and local tax consequences of participating in this offer.

14.         EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must give notice of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

We may amend this offer at any time by giving notice of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be made promptly in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will give you in exchange for your options, we will give notice of the action.

If this offer is scheduled to expire within ten business days from the date we give notice of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published.

15.         FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders whether they would like to exchange their eligible options under this offer.

16.         ADDITIONAL INFORMATION.

This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your eligible options:

(a)    our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on April 15, 2014;

(b)    our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2014, filed with the SEC on May 15, 2014;

(c)    our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2014, filed with the SEC on August 14, 2014;

(d)    our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2014, filed with the SEC on November 14, 2014;

21

(e)     our current reports on Form 8-K dated January 10, 2014 (filed with the SEC on January 13, 2014), May 29, 2014 (filed with the SEC on June 2, 2014), July 24, 2014 (filed with the SEC on August 15, 2014), and October 30, 2014 (filed with the SEC on November 4, 2014);

(f)     our amended current report on Form 8-K/A dated May 23, 2013, filed with the SEC on July 31, 2014;

(g)    The description of the our common shares, which is contained in our current report on Form 8-K dated June 18, 2004 (filed with the SEC on June 18, 2004), or contained in any subsequent amendment or report filed for the purpose of updating such description.

The SEC file number for any filings incorporated by reference is 000-22387. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attn: J. Daniel Mohr

Executive Vice President & Chief Financial Officer

or by telephoning Mr. Mohr at (740) 657-7510 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time.

As you read the documents listed in this Section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.         MISCELLANEOUS.

If at any time we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

18.         FORWARD LOOKING STATEMENTS.

Certain statements in this Offer to Exchange and in our reports filed with the SEC constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of the Company. Where used in this Offer to Exchange and in our reports filed with the SEC, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, related to the Company or its management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Company and are based on information currently available to the management of the Company and upon current expectations, estimates, and projections about the Company and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

22

Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Company with the SEC.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

23